Exhibit 99.1


For Release      Immediate

Contacts (News Media) Mark Lubbers, EVP, External Relations 317.817.4418 (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893





                             Conseco issues memo #16

          Indianapolis, Ind.: Oct. 2, 2001 - Conseco, Inc. (NYSE:CNC) issued the attached "NEW Conseco Memo #16" from CEO Gary C. Wendt and it was posted on Conseco's web site for shareholders and/or electronically distributed to them today.

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                                NEW Conseco Memo
                                      # 16


To:      Conseco Shareholders
From:    Gary Wendt, Chairman & CEO
Date:    October 2, 2001


          The terrorist attacks on September 11th took a slow quarter for the American economy and made a bad situation worse. Based on consensus projections from a broad range of economists, the economic slowdown will continue in the fourth quarter and perhaps well into 2002.

          As this situation became clear over the last two weeks, I asked our corporate finance staff to evaluate how a continued economic downturn would affect our balance sheet. That review is essentially complete. It points toward special charges that are large enough that we feel obligated to disclose and discuss them now.

          Although the impacts of a down economy on our ongoing business operations will be manageable, there are two balance sheet items on which a downturn in the economy may have a significant impact: (1) the I/O security and
(2) the performance of certain high-yield investments and collateralized debt obligations (CDOs) in our bond portfolio. With the prospects for the economy continuing in a downtrend, we are changing certain assumptions about the future and reducing the value of these balance sheet items now.

          In addition to charges related to adjusting the I/O assumptions and taking losses in the bond portfolio, we will also provide you with three other 3rd quarter non-operating charges that we are aware of and are able to calculate. These five items - all of which have been subject to downward adjustment in the past as part of "legacy items" - represent all of the special charges we expect to report in the 3rd quarter release scheduled for October 30.

          The after-tax amount of these charges is estimated to total approximately $475 million. Preliminary estimates of these individual amounts (+/- 5%) are as follows:

                                                       $ million
                                                    (net of taxes)

                  I/O Security                             225
                  Realized losses in bond portfolio        125
                  Major Med discontinuation                 40
                  TeleCorp mark-to-market                   45
                  D&O plan reserve                          40
                                                     ---------

                  Total                                  $ 475

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                                                                     Conseco (3)
                                                                    Oct. 2, 2001



          It is important to note that none of these special charges changes our plan to reduce debt by $3.5 billion by the end of 2003 -- $2.1 billion of which has already been completed. Projected operating cash flows will allow debt to be repaid as previously forecast.



          The following is a brief description of the charges listed above:



I/O (Interest Only) Security:
-----------------------------

          The value of this asset is based on a set of assumptions about future expected cash flows from securitizations done under gain-on-sale accounting, the accounting treatment that Conseco Finance used until late 1999. As you have heard us say before, the actual cash flows from these securitizations have been less than that assumed when the I/O value was established.



          Whenever actual performance in any of the 80 securitization pools is worse than the assumed performance, we are hit with a charge to the income statement.



          During the 3rd quarter, the I/O under-performed the assumptions used in our projections, which will result in a charge to income. And IF the assumptions were left in place, at a time when it now appears the general economy will make achieving them highly unlikely, then the I/O would likely continue to generate charges each quarter into the foreseeable future.


          The charge we will take in the 3rd quarter reflects an adjustment to these assumptions. We believe that the adjusted assumptions are consistent with current and expected future economic conditions. The key adjustments relate to the default rates and severity. Severity is the measure of how much of the asset value is recoverable through repossession and resale.



          On an after-tax basis, this charge will be approximately $225 million. This charge will reduce the value of the I/O security asset on our balance sheet from $459 million at 6/30/01 to approximately $193 million at 9/30/01. Considering the I/O by type of receivable, we will be reducing the Manufactured Housing component from $263 million at 6/30/01 to approximately $30 million at 9/30/01; the Home Equity/Home Improvement component from $187 million at 6/30/01 to approximately $155 million at 9/30/01; and the Consumer/Equipment component from $9 million at 6/30/01 to approximately $8 million at 9/30/01.



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                                                                     Conseco (4)
                                                                    Oct. 2, 2001

          Under these adjusted assumptions, net cash flow from the I/O security is expected to be approximately $10 million in 2002, essentially the same as 2001.



Realized Losses on Investments:
-------------------------------

          Under the revised economic outlook, our review of the $25 billion investment portfolio held in our insurance companies projects after-tax realized losses of approximately $125 million. A little less than half of this charge will be to write down the value of collateralized debt obligations (CDOs). You have seen similar charges throughout the financial services sector in recent months, much of which has been precipitated by the adoption of a new and more conservative accounting standard (EITF Issue No. 99-20). The downturn in the economy increases the likelihood of default in certain types of CDOs.



          We also will wrte down certain below-investment-grade securities, primarily fixed maturities, which in our view are especially susceptible to the expected downturn in the economy.


Major Medical Discontinuation:
------------------------------

          We believe that this item will complete the charges associated with our decision to exit the major medical segment of the health insurance industry. We announced our intent to sell this business in mid-2000, but the performance of parts of this business unit made the sale impossible. Therefore we have taken steps to shut down approximately 2/3 of the business; we believe the remaining business can then be sold. This charge, approximately $40 million net of taxes, will cover accelerated amortization of the costs of policies purchased and produced, the establishment of deficiency reserves, and the loss on this business incurred during the quarter. After this charge there will be no remaining unamortized cost of policies purchased or produced related to the non-renewed business. (Based on our current projections, we believe our $100 million deficiency reserve will be sufficient to cover additional losses on this business without the recognition of additional charges.)



Telecorp mark-to-market:
------------------------

          This asset continues to be volatile. As you know from previous quarters, we are required to mark this asset to its market value. In the second quarter this resulted in an after-tax gain of $20 million. This quarter, we will recognize a $45 million write-down, net of tax, based on the closing price of the stock on September 28, 2001.



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                                                                     Conseco (5)
                                                                    Oct. 2, 2001


D&O Plan Reserve:
-----------------

          This charge relates to the company's potential liability for guaranteeing bank loans to certain directors and officers from 1996 to 1999 in order to purchase Conseco common stock - the so-called "D&O Plan." The calculation that derives this reserve amount is partially dependent on the value of Conseco stock held as collateral on these loans. At the close of the 3rd quarter, the market value of our stock was below the threshold level established at the end of 2000. Therefore, we increased this reserve by approximately $40 million after tax.



          A few final items of note...



          First, none of the special charges detailed above changes our long term plans for the NEW Conseco or the long-range earnings guidance we have provided. Most of these charges relate to issues that we have referred to as "legacy items" - situations we inherited at the beginning of the Turnaround that affect the balance sheet, but not the value of the company going forward. We have consistently said that we expected these items to cause "noise" in our financials in the near term. The current economic situation has accelerated that "noise," and warrants our response to its impact on our balance sheet.



          None of these special charges causes us to violate any of our debt covenants. And even after the charges, we maintain a book value (excluding other comprehensive income) of more than $13.50 per share.


          Most important, the long-term process of creating value in the NEW Conseco continues unaffected. We are deeply into the hard work of the Turnaround right now. By building consistent and growing earnings from each of our business segments - Finance and Insurance - we expect to earn $2 to $3 per share in 2004. We also expect to emerge in that period with a much de-leveraged balance sheet. And by then, we expect the "noise" to be insignificant or non-existent.


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World Wide Web        http://www.conseco.com
Investor Hotline      800.4.CONSECO
Fax-on-Demand         800.344.6452

                                                                     Conseco (6)
                                                                    Oct. 2, 2001


          Note on forward-looking statements: All statements, trend analyses and other information contained in this release and elsewhere (such as in filings by Conseco with the Securities and Exchange Commission, press releases, presentations by Conseco or its management or oral statements) relative to markets for Conseco's products and trends in Conseco's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "projected," "intend," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect (among other things) Conseco's ability to sell its products, its ability to make loans and access capital resources and the costs associated therewith, the market value of Conseco's investments, the lapse rate and profitability of policies, and the level of defaults and prepayments of loans made by Conseco; (2) Conseco's ability to achieve anticipated synergies and levels of operational efficiencies; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity, usage of health care services and other factors which may affect the profitability of Conseco's insurance products; (5) performance of our investments; (6) changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of Conseco's products; (7) increasing competition in the sale of insurance and annuities and in the finance business; (8) regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (9) the outcome of Conseco's efforts to sell assets and reduce, refinance or modify indebtedness and the availability and cost of capital in connection with this process; (10) actions by rating agencies and the effects of past or future actions by these agencies on Conseco's business; and (11) the risk factors or uncertainties listed from time to time in Conseco's filings with the Securities and Exchange Commission.